Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A
OF
OCCIDENTAL PETROLEUM CORPORATION

OCCIDENTAL PETROLEUM CORPORATION, a Delaware corporation (the “Corporation”) organized and existing under the Delaware General Corporation Law (the “DGCL”), in accordance with the provisions of Sections 103 and 151 thereof, DOES HEREBY CERTIFY:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the provisions of the restated certificate of incorporation of the Corporation, as amended, and applicable law, acting by written consent without a meeting pursuant to Section 141(f) of the DGCL on August 6, 2019, adopted the following resolution creating a series of 100,000 shares of Preferred Stock of the Corporation designated as “Cumulative Perpetual Preferred Stock, Series A”.

RESOLVED, that pursuant to the authority vested in the Board of Directors, the provisions of the restated certificate of incorporation of the Corporation and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the relative powers, preferences, rights, qualifications, limitations and restrictions of the shares of such series, are as follows:

Section 1.          Designation.  The distinctive serial designation of such series of Preferred Stock is “Cumulative Perpetual Preferred Stock, Series A” (“Series A”).  Each share of Series A shall be identical in all respects to every other share of Series A.

Section 2.          Number of Shares.  The authorized number of shares of Series A shall be 100,000.  Shares of Series A that are redeemed, purchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that, subject to receipt of any consents required by Section 8 below, any such shares of Series A may be reissued only as shares of any hereafter designated series other than Series A).

Section 3.          Definitions.  As used herein with respect to Series A:

(a)          “Business Day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

(b)          “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(c)          “Certificate of Designations” means this Certificate of Designations relating to the Series A, as it may be amended from time to time.

(d)          “Certificate of Incorporation” shall mean the restated certificate of incorporation of the Corporation, as it may be amended from time to time, and shall include this Certificate of Designations.

(e)          “Common Stock” means the common stock, par value $0.20 per share, of the Corporation.

(f)          “Junior Stock” means the Common Stock and any other class or series of stock of the Corporation (other than Series A) that ranks junior to Series A either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

(g)          “Original Issue Date” means August 8, 2019.

(h)          “Parity Stock” means any class or series of stock of the Corporation (other than Series A) that ranks equally with Series A both in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue on a cumulative or non-cumulative basis).

(i)          “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A.

Section 4.          Dividends.

              (a)          Rate.  Holders of Series A shall be entitled to receive, on each share of Series A, out of funds legally available for the payment of dividends under Delaware law, cumulative dividends with respect to each Dividend Period (as defined below) at a per annum rate of 8% (as such may be adjusted pursuant to this Section 4(a), the “Dividend Rate”) on (i) the amount of $100,000 per share of Series A and (ii) the amount of accrued and unpaid dividends on such share of Series A, if any (giving effect to (A) any dividends paid through the Dividend Payment Date (as defined below) that begins such Dividend Period (other than the initial Dividend Period) and (B) any dividends (including dividends thereon at a per annum rate equal to the Dividend Rate to the date of payment) paid during such Dividend Period); provided that if (x), on any Dividend Payment Date, the holder of record (for such Dividend Payment Date) of a share of Series A shall not have received the full amount of any dividend required to be paid on such share on such Dividend Payment Date pursuant to this Section 4(a), or (y) the Corporation shall not have paid in full the redemption price required to be paid by it pursuant to Section 6, then the Dividend Rate shall automatically be at a per annum rate of 9% (A) in the case of clause (x), with respect to the Dividend Period for which the full amount of any dividend required to be paid on such share on such Dividend Payment Date pursuant to this Section 4(a) was not made and for all Dividend Periods thereafter and (B), in the case of clause (y), from and after the required date of such payment.  Dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable in arrears (as provided below in this Section 4(a)), but only when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors) on each January 15, April 15, July 15 and October 15 (each, a “Dividend Payment Date”), commencing on October 15, 2019; provided that if any such Dividend Payment Date would otherwise occur on a day that is not a Business Day, such Dividend Payment Date shall instead be (and any dividend payable on Series A on such Dividend Payment Date shall instead be payable on) the immediately succeeding Business Day.  Dividends payable on the Series A in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.  The amount of dividends payable on the Series A on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Series A on any Dividend Payment Date will be payable to holders of record of Series A as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date (as originally scheduled) or such other record date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).  Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Dividends payable on the Series A are payable in cash; provided that regular dividends paid on a Dividend Payment Date may be paid in shares of Common Stock or a combination of cash and shares of Common Stock if (i) at the time of the declaration of such dividend, the Corporation shall determine the extent to which such dividend will be paid in shares of Common Stock (and shall not have later revoked or revised such determination); and (ii) the Corporation first (A) delivers written notice to each record holder of shares of Series A prior to the record date for such dividend of the amount of the dividend that the Corporation intends to pay in shares of Common Stock, and (B) shall have received written confirmation from each holder of shares of Series A that either (1) all applicable Regulatory Approvals required in connection with such holder’s acquisition of such shares of Common Stock upon payment of the dividend amount proposed to be paid in shares of Common Stock have been obtained, or (2) such holder is acquiring such shares of Common Stock in reliance upon an application exemption of the rules promulgated under the HSR Act (as defined below); provided that if any shares of Common Stock to be paid by the Corporation would at the time of such payment be “restricted securities” within the meaning of Rule 144(a)(3) of the U.S. Securities Act of 1933, as amended, then the Corporation will make such dividend payment in shares of Common Stock only if resales thereof in the United States are covered by an effective registration statement and such shares of Common Stock are listed on the New York Stock Exchange or, if the principal stock exchange on which the Common Stock is then listed is the Nasdaq Stock Market, the Nasdaq Stock Market (or, if the Common Stock is then listed on both the New York Stock Exchange and the Nasdaq Stock Market (and such listings were done with the cooperation of the Corporation), both such exchanges).  Any shares of Common Stock so issued shall be valued for purposes of this Section 4(a) at 90% of the average of the VWAP per Common Share over each of the ten (10) consecutive Trading Days commencing on the Trading Day immediately following the date on which the applicable dividend is declared.

“Market Disruption Event” means any of the following events:

(i) any suspension of, or limitation imposed on, trading of Common Stock by the Relevant Exchange during any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day, whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(ii) any event that disrupts or impairs (as determined by the Corporation in its reasonable discretion) the ability of market participants during any period or periods aggregating one half- hour or longer during the regular trading session on the relevant day in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Regulatory Approvals” means, to the extent applicable and required to permit the Corporation to pay dividends on the Series A in shares of Common Stock and for the applicable holder of shares of Series A to own such shares of Common Stock without such holder (or any direct or indirect affiliate or parent entity of such holder) being in violation of applicable law, rule or regulation, the receipt of any necessary approvals and authorizations of, filings and registrations with, notifications to, or expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor statute, and the rules and regulations promulgated thereunder (the “HSR Act”).

“Relevant Exchange” means the New York Stock Exchange or the principal U.S. national or regional securities exchange (which, for the avoidance of doubt, may include the Nasdaq Stock Market) on which the Common Stock is listed or quoted, or if the Common Stock is not listed or quoted on any such exchange, Pink Sheets LLC or similar U.S. over-the-counter organization on which the Common Stock is listed or quoted in dollars.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“VWAP per Common Share” on any Trading Day means the per share volume-weighted average price of the Common Stock as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) page OXY US Equity VWAP (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for this purpose by the Corporation).

Each dividend period (a “Dividend Period”) shall commence on and include a Dividend Payment Date (other than the initial Dividend Period, which shall commence on and include the Original Issue Date) and shall end on and include the calendar day next preceding the next Dividend Payment Date.  Dividends payable in respect of a Dividend Period shall be payable in arrears on the first Dividend Payment Date after such Dividend Period.

Holders of Series A shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series A as specified in this Section 4 (subject to the other provisions of this Certificate of Designations).

(b)          Priority of Dividends.  So long as any share of Series A remains outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than a dividend payable solely in Junior Stock), and no Common Stock, Junior Stock or Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly during a Dividend Period, unless (x) all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 4(a) above, dividends on such amount), on all outstanding shares of Series A have been or are contemporaneously declared and paid in full (or declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series A on the applicable record date) and (y) the Corporation shall have paid or shall contemporaneously pay in full any portion of the redemption price required to be paid by it pursuant to Section 6 that is unpaid at such time.  The foregoing provision shall not apply to redemptions, purchases or other acquisitions of shares of Common Stock in connection with cashless exercises and similar actions under any employee benefit plan in the ordinary course of business and consistent with past practice prior to the Original Issue Date.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon the Series A and any shares of Parity Stock, all dividends declared on the Series A and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the Series A (including, if applicable as provided in Section 4(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) bear to each other.

Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any securities of the Corporation (other than Series A), including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and the Series A shall not be entitled to participate in any such dividends.

Section 5.          Liquidation Rights.

(a)          Voluntary or Involuntary Liquidation.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A shall be entitled to receive for each share of Series A, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to the Series A as to such distribution, payment in full in an amount equal to the sum of (i) $105,000 per share and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 4(a) above, dividends on such amount), whether or not declared, to the date of payment.  Furthermore, without limiting in any way the obligation of the Corporation to make the payments specified in the immediately preceding sentence, in connection with the payment of the amounts specified in clause (ii) of the immediately preceding sentence, the Corporation shall use its reasonable best efforts to ensure that, immediately prior to any such liquidation, dissolution or winding up, the Corporation shall declare and pay any accrued and unpaid dividends (including, if applicable as provided in Section 4(a) above, dividends on such amount) outstanding as of such time.

(b)          Partial Payment.  If in any distribution described in Section 5(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of Series A and all holders of any stock of the Corporation ranking equally with the Series A as to such distribution, the amounts paid to the holders of Series A and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of Series A and the holders of all such other stock.  In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock, including the Series A, on which dividends accrue on a cumulative basis, an amount equal to any accrued and unpaid dividends (including, if applicable, dividends on such amount), whether or not declared, as applicable), provided that the Liquidation Preference for any share of Series A shall be determined in accordance with Section 5(a) above.

(c)          Residual Distributions.  If the Liquidation Preference has been paid in full to all holders of Series A, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)          Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 5, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 6.          Redemption.

(a)          Optional Redemption.  The Corporation may not redeem at its option the Series A prior to August 8, 2029.  On or after August 8, 2029, the Corporation, at its option, may redeem, in whole at any time or in part from time to time, the shares of Series A at the time outstanding, upon notice given as provided in Section 6(d) below, at a redemption price equal to the sum of (i) $105,000 per share and (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 4(a) above, dividends on such amount), whether or not declared, to the redemption date.  Without limiting in any way the obligation of the Corporation to make the payments specified in the immediately preceding sentence, in connection with the payment of the amounts specified in clause (ii) of the immediately preceding sentence, the Corporation shall use its reasonable best efforts to ensure that, immediately prior to any such redemption, the Corporation shall declare and pay any accrued and unpaid dividends (including, if applicable as provided in Section 4(a) above, dividends on such amount) outstanding as of such time.  The minimum number of shares of Series A redeemable pursuant to this Section 6(a) at any time is the lesser of (x) 10,000 shares of Series A and (y) the number of shares of Series A outstanding.

(b)          Excess Equity Distribution Redemption.  On the Effective Date of any Designated Stock Distribution, if the Per Share Distribution Amount for such Designated Stock Distribution, when aggregated with the Per Share Distribution Amount for all prior Designated Stock Distributions with an Effective Date during the preceding twelve month period, exceeds $4.00 (subject to appropriate adjustment for any stock dividend, stock split, reverse stock split, combination or similar event affecting Common Stock), the Corporation shall redeem shares of Series A at the EED Redemption Price, and the number of outstanding shares of Series A (rounded down to the nearest whole share) to be redeemed shall be equal to (x) the Aggregate Excess Distribution Amount for such Designated Stock Distribution divided by (y) the EED Redemption Price.

“Aggregate Excess Distribution Amount” means, with respect to any Designated Stock Distribution, the Excess Per Share Amount for such Designated Stock Distribution multiplied by (i) with respect to any Pro Rata Common Stock Distribution, the number of shares of Common Stock outstanding on the Applicable Distribution Date for such Pro Rata Common Stock Distribution (excluding treasury shares), or (ii) with respect to any Other Stock Distribution, the number of shares of Common Stock outstanding on the Applicable Distribution Date for such Other Stock Distribution (excluding treasury shares) immediately prior to giving effect to such Other Stock Distribution.

“Applicable Distribution Date” means (i) with respect to any Pro Rata Common Stock Distribution, the record date for the payment of such Pro Rata Common Stock Distribution (provided, if there is no record date for such Pro Rata Common Stock Distribution, then the Applicable Distribution Date shall be the payment date) or (ii) with respect to any Other Stock Distribution, the payment date or transfer date therefor.

“Designated Stock Distribution” means (i) any Pro Rata Common Stock Distribution, or (ii) any Other Stock Distribution.

“Disqualified Parity Stock” means Parity Stock the issuance of which has not been approved by the holders of at least 50.1% of the shares of Series A outstanding at the time of issuance of such Parity Stock.

“EED Redemption Price” means the sum of (i) $110,000 per share, plus (ii) the accrued and unpaid dividends thereon (including, if applicable as provided in Section 4(a), dividends on such amount), whether or not declared, to the redemption date.

“Effective Date” means, for any Designated Stock Distribution, the payment or distribution date or other date that value is given by the by the Corporation or any of its subsidiaries for or with respect to any Junior Stock or Disqualified Parity Stock of the Corporation.

“Excess Per Share Amount” means, with respect to a Designated Stock Distribution the portion of the Per Share Distribution Amount (including up to all of the Per Share Distribution Amount) for such Designated Stock Distribution that, when aggregated with the Per Share Distribution Amount for all prior Designated Stock Distributions with an Effective Date during the preceding twelve month period, exceeds $4.00 (subject to appropriate adjustment for any stock dividend, stock split, reverse stock split, combination or similar event affecting Common Stock).

“Other Junior Stock” means all Junior Stock other than Common Stock.

“Other Stock Distribution” means (i) any purchase, redemption or other acquisition or retirement for value of any Junior Stock or Disqualified Parity Stock by the Corporation or any of its subsidiaries, (ii) any dividend or distribution on or with respect to Common Stock by the Corporation on any basis other than pro rata to all holders of Common Stock, or (iii) any dividend or distribution on or with respect to Other Junior Stock or Disqualified Parity Stock by the Corporation.

“Per Share Distribution Amount” means (i) with respect to any Pro Rata Common Stock Distribution, the amount of the cash payment per share of Common Stock, if paid in cash, or the Value of the dividend or distribution made per share of Common Stock, if made other than in cash, or (ii) with respect to any Other Stock Distribution, (x) the aggregate amount of cash paid by the Corporation to all holders of Junior Stock (other than the Corporation) or Disqualified Parity Stock (other than the Corporation) in connection therewith (or the aggregate Value, if made other than in cash) divided by (y) the number of shares of Common Stock outstanding on the Applicable Distribution Date (other than treasury shares) immediately prior to giving effect to such Other Stock Distribution.

“Pro Rata Common Stock Distribution” means any dividend or distribution on or with respect to Common Stock (other than solely in shares of such Common Stock) by the Corporation made on a pro rata basis to all holders of Common Stock.

“Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors of the Corporation, acting in good faith.

(c)          Payment of Redemption Price.  The redemption price for any shares of Series A shall be payable in cash on the redemption date to the holder of such shares against surrender of such shares to the Corporation or its agent.  Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 4 above.

(d)          Notice of Redemption.  Notice of every redemption of shares of Series A shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation or its agent.  Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption.  Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A.  Notwithstanding the foregoing, if the Series A are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A at such time and in any manner permitted by such facility.  Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares, if any, are to be surrendered for payment of the redemption price.  Notwithstanding anything to the contrary herein, upon receipt of any notice of redemption hereunder, the holder of any share of Series A outstanding at such time shall have five (5) Business Days to deliver to the Corporation written notice of its election to pay some or all of the applicable exercise price with respect to an exercise, in whole or in part, of such holder’s rights under any warrant to purchase Common Stock of the Corporation originally issued by the Corporation in connection with the issuance of the Series A by means of a surrender to the Corporation of shares of the Series A in accordance with the terms and conditions hereof and of any such warrant, and the Corporation’s right pursuant to Section 6(a) to redeem the shares of Series A specified in such notice of redemption shall be (x) tolled during such five (5) Business Day period and (y) if the holder so elects to exercise such warrant and surrender such shares of Series A, in whole or in part, automatically terminated only with respect to such shares of Series A to be so surrendered.

(e)          Partial Redemption.  In case of any redemption of part of the shares of Series A at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Corporation may determine to be fair and equitable.  Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which shares of Series A shall be redeemed from time to time.  If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(f)          Effectiveness of Redemption.  If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $50 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest.  Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 7.          Conversion.  Holders of Series A shares shall have no right to exchange or convert such shares into any other securities, except in connection with the surrender to the Corporation of shares of the Series A to satisfy any portion of the applicable exercise price with respect to an exercise, in whole or in part, of any warrant to purchase Common Stock of the Corporation issued in connection with the original issuance of the Series A by the Corporation.

Section 8.          Voting Rights.

(a)          General.  The holders of Series A shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b)          Reserved.

(c)          Series A Voting Rights.  In addition to any other vote or consent of stockholders required by law, so long as any shares of Series A are outstanding, the vote or consent of the holders of at least 50.1% of the shares of Series A at the time outstanding, voting in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any of the following, whether by merger, consolidation or otherwise, and any of the following taken, whether by merger, consolidation or otherwise, without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)          Authorization or Issuance of Senior Stock.  Any amendment or alteration of the Certificate of Incorporation to (A) authorize or create, or increase the authorized amount of, any shares of any class or series of capital stock of the Corporation, or any issuance of any shares of any class or series of capital stock of the Corporation (or any securities convertible into any such capital stock), in each case, ranking senior to the Series A with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation or (B) increase the authorized amount of Series A, or any issuance of Series A (or any securities convertible into Series A);

(ii)         Amendment of Series A.  Any amendment, alteration or repeal of any provision of the Certificate of Incorporation or the Bylaws so as to affect or change the rights, preferences, privileges or powers of the Series A; or

(iii)        Share Exchanges, Reclassifications, Mergers and Consolidations.  Any consummation of a binding share exchange or reclassification involving the Series A, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case, as a result thereof, (x) the shares of Series A remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and powers, and limitations and restrictions thereof as are substantially identical to the rights, preferences, privileges and powers, and limitations and restrictions of the Series A immediately prior to such consummation; and (z) there is no other class or series of capital stock of the Corporation (or any securities convertible into any such capital stock) outstanding that would require the approval of holders of Series A as provided in this Section 8(c) if the same were to be issued by the Corporation on the date of consummation of such exchange, reclassification, merger or consolidation (provided, that if pursuant to such transaction the holders of Series A hold preference securities in a surviving or resulting entity or its ultimate parent, the capital stock of such entity or its ultimate parent, as the case may be, shall comply with the requirements of this clause (z)).

(d)          Changes after Provision for Redemption.  No vote or consent of the holders of Series A shall be required pursuant to Section 8(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of Series A shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 6 above.

(e)          Procedures for Voting and Consents.  The rules and procedures for calling and conducting any meeting of the holders of Series A (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors (or a duly authorized committee of the Board of Directors), in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which the Series A is listed or traded at the time.

Section 9.          Record Holders.  To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series A may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10.        Notices.  All notices or communications in respect of Series A shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law.  Notwithstanding the foregoing, if the Series A are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Series A in any manner permitted by such facility.

Section 11.        No Preemptive Rights.  No share of Series A shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 12.        Replacement Certificates.  The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the transfer agent for the Series A.  The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation and the transfer agent for the Series A of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation and the transfer agent for the Series A.

Section 13.        Withholding.  The Corporation and its paying agent shall be entitled to (i) make payments to any applicable tax authority of any withholding taxes imposed under applicable law on any payments, distributions, deemed distributions and accruals made or arising with respect to the Series A and (ii) fund such payments by withholding amounts otherwise payable to holders or by withholding or selling Common Stock otherwise transferable to holders; provided, however, that the Corporation shall (A) use commercially reasonable efforts to provide to holders five (5) Business Days’ notice of the Corporation’s or its paying agent’s intention to make any such withholding and, in reasonable detail, the authority and method of calculation for the proposed withholding in order for holders to obtain a reduction of, or relief from, such withholding from the applicable tax authority, and (B) the Corporation shall consider in good faith any objections from any holder to any such withholding and shall cooperate with such holder in any efforts by such holder to obtain any reduction of, or relief from, such withholding (including by executing and filing any forms or certificates reasonably required to claim an available reduced rate of, or exemption from, any such withholding).  Any amounts paid to an applicable tax authority pursuant to the provisions of this Section shall be treated as received by the holders with respect to whom the withholding taxes were paid for all purposes of this Certificate of Designations.

Section 14.        Surrender Rights.  In connection with the exercise of any rights under any warrant to purchase Common Stock of the Corporation issued in connection with the original issuance of the Series A, a holder of shares of Series A shall have the right to pay some or all of the applicable exercise price with respect to an exercise, in whole or in part, of such holder’s rights under any such warrant by means of a surrender to the Corporation of the applicable amount of shares of Series A.

Section 15.        Other Rights.  The shares of Series A shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable law.

In Witness Whereof, OCCIDENTAL PETROLEUM CORPORATION has caused this certificate to be signed by its duly authorized officer this 8th day of August, 2019.

OCCIDENTAL PETROLEUM CORPORATION

By:	/s/ Nicole E. Clark
Name: Nicole E. Clark
Title: Vice President, Associate General Counsel and Corporate Secretary

[Signature Page to Certificate of Designations]